Exhibit 99.1

Sphere 3D Announces Developments in Rainmaker Merger

Companies Adjust Merger Exchange Ratio to Better Reflect Current Market Valuations

Sphere 3D enters into SPA for investment of $3 million

Sphere 3D to provide funding to Rainmaker to sustain Rainmaker Growth Initiatives

Toronto, Ontario and Peterborough, Ontario - September 14, 2020 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or "the Company") today announced a number of developments to the Rainmaker Merger.

Sphere 3D and Rainmaker Worldwide Inc. (OTC: RAKR) ("Rainmaker") previously announced that they entered into a definitive merger agreement dated July 14, 2020, (the "Merger Agreement") by and among Rainmaker, Sphere 3D and its wholly-owned subsidiary, S3D Nevada Inc., pursuant to which Sphere 3D will acquire all of the outstanding securities of Rainmaker.

Sphere 3D announces that the Merger Agreement has been amended to change the ratio of Sphere 3D stock to be received by Rainmaker shareholders (the "Amendment").  This change is intended to better reflect the current market values of the respective companies. At closing, holders of Rainmaker common shares and holders of Rainmaker preferred shares will each receive 1/15th of a share of Sphere 3D per common or preferred share that they hold, respectively, which is an adjustment from the prior exchange ratio of 1/3rd.

As part of the Amendment, Sphere 3D has also agreed to advance US$1.85 million to Rainmaker by way of a secured convertible note (the "Note") in order for Rainmaker to sustain multiple growth initiatives.  In particular, the funds will be used to fulfill recent contracts and expand its equipment production capacity.  Rainmaker uses its patented water production technology to supply clean, safe potable water to customers around the world under multi-year, recurring revenue Water-as-a-Service ("WaaS") contracts.

Rainmaker CEO Michael Skinner commented, "Rainmaker is building significant business momentum as potential customers come to understand the economic and social benefits of our WaaS offering, versus traditional and expensive water delivery options.  Our upcoming merger with Sphere 3D is intended to give us the access to capital necessary to fund anticipated rapid growth.  As we work toward closing the merger, this advance will enable us to avoid any interruptions in our many marketing and production efforts."

Sphere 3D CEO Peter Tassiopoulos commented, "We are excited about the transformation about to happen at Sphere 3D.  Together with Rainmaker, we intend to create meaningful value while performing the meaningful work of supplying affordable water to some of the most challenging regions on earth.  This advance enables Rainmaker to sustain its momentum as we move toward closing the merger.  Meanwhile, the new exchange ratio better reflects the value built by Sphere 3D over the years, which is demonstrated in our market valuation."

Sphere 3D also reports it has entered into a stock purchase agreement ("SPA") with an institutional investor for the issuance of US$3 million of convertible preferred shares. Under the SPA, Sphere 3D will issue 3,000 shares of Series E Convertible Preferred Stock (the "Series E Preferred Stock"), each share having a stated value of US$1,000, for gross proceeds of US$3 million.  The Series E Preferred Stock is convertible into common shares at a conversion price equal to the lower of (1) 80% of the average of the three (3) lowest VWAPs of the common stock during the ten (10) trading days immediately preceding, but not including, the conversion date and (2) US$2.00; however, in no event shall the conversion price be lower than US$1.00 per share.  The Series E Preferred Stock accrues dividends at a rate of 8% per annum, and does not have voting rights.

The offer and sale of the securities by Sphere 3D in the above transaction have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and have not been registered or qualified under any state securities laws, and therefore may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements, and registration or qualification and under applicable state securities or "Blue Sky" laws or an applicable exemption from such registration or qualification requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

For more details of the Amendment, the SPA and the Note, including the agreements themselves, see Sphere 3D's Current Report on Form 8-k to be filed with the SEC within the applicable required time period. The closing of the Merger is subject to the approval of the respective shareholders of Sphere 3D and Rainmaker and approval of the NASDAQ Stock Market.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization.  Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals.  For more information, visit www.sphere3d.com.  Follow us on Twitter @Sphere3D and @HVEconneXions.

About Rainmaker Worldwide

Rainmaker Worldwide Inc. (OTC: RAKR) is a leader in technology for the production of clean, affordable water.  Headquartered in Peterborough, Canada, with an innovation and manufacturing center in Rotterdam, Netherlands, the Company's patented water technology provides economical drinking water at scale wherever it's needed.  Rainmaker's goal is to be a global leader in solving the worldwide water crisis.  For more information about Rainmaker, visit www.rainmakerww.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, inability to obtain additional debt or equity financing; any increase in cash needs; Sphere 3D's ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of products; the level of success of collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in filings with Canadian securities regulators (www.sedar.com) and the United States Securities and Exchange Commission (www.sec.gov).  Both Sphere 3D and Rainmaker undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contacts

Whitney Kukulka

Managing Director

+1 (415) 489-2188

investors@rainmakerww.com

Sphere 3D

Kurt Kalbfleisch

Chief Financial Officer

+1 (858) 495-4211

Investor.relations@sphere3d.com

Rainmaker Worldwide Inc.

Michael Skinner

Chief Executive Officer

+1 (705) 201-1020

info@rainmakerww.com